Exhibit 99.1

Press Release

For more information call:

Rick Van Warner

(407) 628-3104

FOR IMMEDIATE RELEASE

SHELLS RECEIVES $2.3 MILLION IN FINANCING

Funds expected to accelerate turnaround, remodeling program

TAMPA, FL, Dec. 8, 2004 – Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) announced that it has completed an approximate $2.3 million private placement of convertible debentures and warrants to purchase shares of common stock, with outside investors. The Company will receive approximately $2.0 million in net proceeds from the transaction after fees and expenses. Casimir Capital LP served as the placement agent for the financing.

In addition, in November 2004, Shells received a $600,000 cash infusion when existing Shells’ noteholders exercised options to purchase an aggregate of 3,750,000 shares of common stock.

The funds received from the financing will be used to refurbish several restaurants with Shells contemporary new look.

“Shells is turning the corner and this additional financing will allow us to more quickly update the appearance and physical condition of several restaurants,” said President & CEO Leslie Christon. “Our customer response to the restaurants we’ve remodeled to date has been terrific and we’re looking forward to bringing this great new look to even more locations.

“We’re also excited about the enthusiastic customer response we’ve been getting systemwide from the dramatic improvements we’ve made to our food and service. For customers craving the freshest seafood available, we’ve added exciting new flavors while elevating the quality of ingredients in longtime Shells favorites. We’ve also retrained our restaurant teams to raise service levels.”

The investors in the financing transaction placed by Casimir Capital are receiving $2,300,000 of convertible debentures and warrants to purchase an aggregate of 1,150,000 shares of the Company’s common stock. The convertible debentures mature on the earlier of April 5, 2005 or the closing of an additional round of financing of no less than $1,500,000. Casimir retains the option to provide funding for an additional $200,000 through the maturity date. The debentures, which bear interest at 12% per annum, are convertible to common stock at the holder’s option at a price per share sold in the contemplated additional round of financing. The warrants have an exercise period of three years. The warrant exercise price is equal to 80% of the price per share determined in the next round of equity financing, in a range limited between $0.45 and $0.80 per share. As compensation for their services as placement agent and future consulting services to the Company, Casimir Capital will receive certain cash fees and warrants based on the price per share of the common stock in the next round of equity financing.

Shells Seafood Restaurants Inc. manages and operates 25 full service, neighborhood seafood restaurants in Florida under the name “Shells”. Shells restaurants feature a wide selection of fresh seafood items, including shrimp, oysters, clams, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.

In addition to seasonal fluctuations, the Company’s quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; cash balances available for operating activities; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time-to-time in the Company’s SEC filings.